Lincoln Benefit Life Company

1221 N Street, Suite 200

Lincoln, Nebraska 68508

Phone: (888) 674-3667

April 2, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Acceleration Request

Registration Statement on Form S-1

File No. 333-

Principal Underwriter: Allstate Distributors, LLC

Members of the Commission:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, acceleration of the above-referenced Registration Statement on Form S-1 is hereby requested to April 30, 2018.

Please direct any questions or comments to me at (203) 653-3886. Thank you.

Very truly yours,

LINCOLN BENEFIT LIFE COMPANY

/s/ Robyn Wyatt
Robyn Wyatt
Chief Financial Officer, Treasurer and
Executive Vice President

(ALLSTATE LOGO)

Angela K. Fontana

Vice President, General Counsel

and Secretary

April 2, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Acceleration Request

Registration Statement on Form S-1

File No. 333-

Principal Underwriter: Allstate Distributors, L.L.C.

Members of the Commission:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, Allstate Distributors, L.L.C., in its capacity as principal underwriter, hereby requests acceleration of the above-referenced Registration Statement on Form S-1 to April 30, 2018.

Very truly yours,

ALLSTATE DISTRIBUTORS, L.L.C.

/s/ Angela K. Fontana
Angela K. Fontana
Vice President, General Counsel
and Secretary

Allstate Distributors, L.L.C.

2775 Sanders Road, A2E Northbrook, IL 60062

T 847.402.9365      F 847.326.7323      E afontana@allstate.com